Exhibit(d)(1)

AGREEMENT AND PLAN OF MERGER

DATED AS OF

JANUARY 4, 2005

BY AND AMONG

TOTAL LOGISTICS, INC.,

SUPERVALU INC.

AND

TITAN ACQUISITION CORP.

-i-

4.16	Compliance with Laws; Government Approvals	34
4.17	Books and Records	34
4.18	Insurance	34
4.19	Absence of Sensitive Payments	35
4.20	Contracts	35
4.21	Intellectual Property	36
4.22	Proxy Statement; Offer Documents; Schedule TO; Schedule 14D-9	36
4.23	Finders and Investment Bankers	37
4.24	Opinion of Financial Advisor	37
4.25	Vote Required	37
4.26	Anti-takeover Plan; State Takeover Statutes	38

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT		38

5.01	Corporate Existence and Power	38
5.02	Corporate Authorization	38
5.03	Governmental Authorization	39
5.04	Non-Contravention	39
5.05	Disclosure Documents	39
5.06	Financing	40
5.07	No Ownership of Shares	40
5.08	Parent Environmental Information	40

ARTICLE VI COVENANTS		40

6.01	Conduct of the Company	40
6.02	[Reserved]	43
6.03	Access to Information	43
6.04	No Solicitation	44
6.05	Notices of Certain Events; Consultation	45
6.06	Merger Sub; Actions by Parent	46
6.07	Director and Officer Liability	46
6.08	Employee Benefits	47
6.09	Meeting of the Company’s Shareholders	48
6.10	Proxy Statement	48
6.11	Commercially Reasonable Efforts	49
6.12	Public Announcements	49
6.13	Defense of Litigation	49
6.14	State Takeover Statutes	49
6.15	Further Assurances	49
6.16	Filings; Other Actions	49
6.17	Professional Services	50
6.18	Officers’ Certificate	50

ARTICLE VII CONDITIONS TO THE MERGER		50

7.01	Conditions to the Obligations of Each Party	50

-ii-

ARTICLE VIII TERMINATION		51

8.01	Termination	51
8.02	Effect of Termination	52
8.03	Fees and Expenses	52

ARTICLE IX MISCELLANEOUS		54

9.01	Notices	54
9.02	Non-Survival of Representations and Warranties; Survival of Agreements	54
9.03	Amendments; No Waivers	55
9.04	Successors and Assigns	55
9.05	Governing Law	55
9.06	Jurisdiction	55
9.07	Counterparts; Effectiveness	56
9.08	Entire Agreement; No Third Party Beneficiary	56
9.09	Headings	56
9.10	Severability	56
9.11	Waiver of Jury Trial	56
9.12	Limitations on Warranties	56
9.13	Specific Performance	57

Schedules

Schedule 5.08	Parent Environmental Information

-iii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 4, 2005 (the “Agreement”), by and among Total Logistics, Inc., a Wisconsin corporation (the “Company”), SUPERVALU INC., a Delaware corporation (“Parent”), and Titan Acquisition Corp., a Wisconsin corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, each of the respective Boards of Directors of Parent, Merger Sub and the Company has approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, Parent proposes to cause Merger Sub to make a tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”) upon the terms and subject to the conditions set forth in this Agreement (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the “Offer”).

WHEREAS, after Merger Sub has acquired the Shares pursuant to the Offer, Merger Sub will merge with and into the Company (the “Merger”), whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company, except as otherwise provided herein, will be converted into the right to receive the Offer Price (as defined below).

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger and (iii) subject to the terms and conditions contained herein, agreed to recommend that the shareholders of the Company accept the Offer, tender their Shares and, if required by applicable Law, adopt and approve this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Defined Terms. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Annexes and Schedules shall be deemed to be references to Articles and Sections of, and Annexes and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise defined therein, all terms used in any Annex or Schedule shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words

“hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms have the following meanings:

“Acceptance Date” means the first date on which Merger Sub purchases any Shares pursuant to the Offer.

“Acquisition Proposal” means any contract, proposal, offer or indication of interest (other than by Parent or one of its Affiliates) (whether or not in writing and whether or not delivered to the shareholders of the Company generally) relating to (i) the acquisition in any manner, directly or indirectly, of a business or assets that constitute 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (including the capital stock of (or other ownership interest in) any Subsidiary of the Company), (ii) a direct or indirect purchase of Shares and any other capital stock of (or ownership interest in) the Company (the “Company Securities“) in a single transaction or series of related transactions representing 25% or more of the voting power of the capital stock of (or other ownership interest in) the Company or 25% or more of any new class or series of stock that would be entitled to a class or series vote with respect to the Merger, including by way of a tender offer, exchange offer or issuance of any Company Securities in connection with any acquisition by the Company or any of its Subsidiaries or (iii) a merger, business combination, reorganization, recapitalization, liquidation or dissolution of the Company, in each case other than the transactions contemplated by this Agreement.

“Adverse Market Change” means (i) any general suspension of trading in, or limitation on prices for, securities on Nasdaq, (ii) a declaration of a banking moratorium by any Governmental Entity or any general suspension of payments in respect of banks or other lending institutions in the United States that regularly participate in the United States market in loans to large corporations that materially and adversely affects the extension of credit in the United States by such banks or such other lending institutions, (iii) any material limitation by any Governmental Entity in the United States that materially and adversely affects the extension of credit by banks or other lending institutions in the United States that regularly participate in the United States market in loans to large corporations and (iv) any commencement of a war involving the United States or any commencement of armed hostilities or other national or international calamity, including a significant terrorist attack or similar event, involving the United States that has a material and adverse effect on financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of commencement of the Offer, a material acceleration or worsening thereof.

“Affiliate” (whether or not capitalized) means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Articles of Incorporation” means, with respect to any Person, the certificate of incorporation or articles of incorporation, as the case may be, of such Person in effect on the date hereof unless the context otherwise requires.

“Benefit Plans” means every plan, fund, contract, policy, program and arrangement (formal or informal, written or oral, individual or group) that the Company or any ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, for the benefit of any employee or director or former employee or director, including without limitation, those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, dependent care, legal services, severance, sickness, accident or other fringe or welfare benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement, or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, stock option, stock appreciation right, stock unit, phantom stock or unit, or stock purchase benefits, or (iv) salary continuation, paid time off, supplemental unemployment, current or deferred compensation (other than current salary or wages paid in the form of cash) termination pay, vacation, or holiday benefits (whether or not defined in Section 3(3) of ERISA).

“Board of Directors” means, with respect to any Person, the board of directors of such Person.

“Business Day” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time; provided that, for purposes of Article II, “Business Day” as it relates to time periods prescribed under the Securities Act or the Exchange Act shall have the meaning given to such term in Rule 14d-1(g)(3) of the Exchange Act.

“Bylaws” means, with respect to any Person, the bylaws of such Person in effect on the date hereof unless the context otherwise requires.

“Code” means the Internal Revenue Code of 1986 (including any successor code), and the rules and regulations promulgated thereunder.

“Company Disclosure Letter” means the disclosure letter from the Company to Parent, dated the date hereof.

“Company Material Adverse Effect” means any event, change, occurrence or development which, individually or together with any one or more other events, changes,

occurrences or developments, has had, or is reasonably likely to have, an effect that is both material and adverse with respect to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that, in no event shall any of the following be taken into account in determining whether there has occurred or been (or whether there is reasonably likely to be or whether something would have) a Company Material Adverse Effect: (i) any change or effect resulting from changes in general economic conditions, conditions in the United States or worldwide capital markets or any outbreak of hostilities or war (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other industry participants); (ii) any change or effect resulting from conditions generally affecting the industries in which the Company and its Subsidiaries conduct their business (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other industry participants); (iii) any failure by the Company to meet revenue or earnings predictions of equity analysts (except, and to the extent, any such failure results from any event, change, occurrence or development which, individually or together with any one or more other events, changes, occurrences or developments, would otherwise constitute a Company Material Adverse Effect); (iv) any change in the trading prices or trading volume of the Company’s capital stock (but not any change or effect on the Company underlying such change in prices or volume to the extent such change or effect would otherwise constitute a Company Material Adverse Effect); (v) any change or effect resulting from the announcement of this Agreement, the Offer, the Merger or the other transactions contemplated hereby; (vi) changes in any Laws applicable to the Company or its Subsidiaries after the date hereof (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other industry participants), (vii) changes in GAAP after the date hereof; (viii) any actions taken, or failures to take action, or such other effects, changes, occurrences or developments to which Parent has specifically consented in writing after the date hereof and prior to such actions, failures, effects, changes, occurrences or developments; or (ix) terrorist activities or the material worsening of hostilities or war if the effect thereof would reasonably be expected to be transitory.

“Company Option Plan” means the Company’s 1998 Equity Incentive Plan, as amended.

“Derivative Transactions” means any hedge transaction, swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, put or call transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Stock Options.

“Environmental Laws” means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 641, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., as any of the above statutes have been or may be amended through the Acceptance Date, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state, provincial or local Law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time through the Acceptance Date, including any common Law cause of action providing any right or remedy relating to Environmental Matters and all applicable judicial and administrative decisions, Orders and decrees relating to Environmental Matters in each case that are final and binding.

“Environmental Matter” means any responsibility, duty, obligation or liability arising out of, relating to, or resulting from pollution, contamination, protection of the environment, emissions, discharges, releases or threatened releases, of Hazardous Substances into the air (outdoor), surface water, groundwater, soil, land surface or subsurface or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any employer that would be considered a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Facilities” means any real property, leaseholds, or other interests currently owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles) currently owned or operated by the Company or any of its Subsidiaries.

“Governmental Entity” means any foreign, federal, state, provincial, municipal or other court, administrative agency, commission or other governmental or regulatory body or authority or instrumentality or political subdivision, including tribal bodies, or any official thereof.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances (including, without limitation, asbestos and petroleum products), materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

“Initial Outside Date” means 120 days after commencement of the Offer.

“ITLX” means Integrated Transportation Logistics, L.L.C., a Michigan limited liability company.

“Knowledge” means the actual knowledge of the individuals identified in Schedule 1.01 of the Company Disclosure Letter acquired in the performance of such individuals’ respective duties in the ordinary course of business.

“Law” means any federal, state, provincial, local or foreign law, statute, rule, administrative order, decree, regulation or ordinance.

“Lien” means, with respect to any asset or right, any mortgage, lien, pledge, claim, charge, security interest, conditional sale agreement, title exception, encumbrance, option, right of first offer or refusal, easement, servitude, transfer restriction or any other right of another to or adverse claim of any kind in respect of such asset or right, including under any shareholder agreement.

“Nasdaq” means The Nasdaq National Market.

“NYSE” means the New York Stock Exchange, Inc.

“Offer Price” means $28.50 per Share net to the seller in cash, without interest, or, if increased pursuant to Section 2.01(e), such higher price per Share.

“Option Consideration” means the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Stock Option.

“Order” means any award, decision, injunction, arbitration award, decree, stipulation, determination, writ, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any Governmental Entity or arbitrator.

“Parent Material Adverse Effect” means any event, change, occurrence or development which, individually or together with any one or more other events, changes, occurrences or developments, has had, or is reasonably likely to have, an effect that is both material and adverse with respect to the business, results of operations or financial condition of Parent and Merger Sub, taken as a whole; provided that, in no event shall any of the following be taken into account in determining whether there has occurred or been (or whether there is reasonably likely to be or whether something would have) a Parent Material Adverse Effect: (i) any change or effect resulting from changes in general economic conditions, conditions in the United States or worldwide capital markets or any outbreak of hostilities or war (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, as compared to other industry participants); (ii) any change or effect resulting from conditions generally affecting the industries in which Parent and its Subsidiaries conduct their business (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, as compared to other industry participants); (iii) any failure by Parent to meet revenue or earnings predictions of equity analysts (except, and to the extent, any such failure results from any event, change, occurrence or development which, individually or together with any one or more other events, changes, occurrences or developments, would otherwise constitute a Parent Material Adverse Effect); (iv) any change in the trading prices or trading volume of Parent’s capital stock (but not any change or effect on Parent underlying such change in prices or volume to the extent such change or effect would otherwise constitute a Parent Material Adverse Effect); (v) any change or effect resulting from the announcement of this Agreement, the Offer, the Merger or the other transactions contemplated hereby; (vi) changes in any Laws applicable to Parent or its Subsidiaries after the date hereof (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, as compared to other industry participants), (vii) changes in GAAP after the date hereof; (viii) any actions taken, or failures to take action, or such other effects, changes, occurrences or developments to which the Company has specifically consented in writing after the date hereof and prior to such actions, failures, effects, changes, occurrences or developments; or (ix) terrorist activities or the material worsening of hostilities or war if the effect thereof would reasonably be expected to be transitory.

“Permitted Encumbrances” means with respect to any property or asset, any and all of the following: (i) Liens reflected in the consolidated financial statements as of September 30, 2004 (or in the notes thereto) contained in the Company Reports, (ii) Liens consisting of zoning, Governmental Entity or planning restrictions, easements, encumbrances, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property by the Company or any of its Subsidiaries in the operation of its respective business, (iii) Liens for current Taxes not yet due and delinquent or being contested in good faith, (iv) mechanics, materialmen and contractors Liens for which amounts are not delinquent or are being contested in good faith, (v) for leasehold interests, all matters and encumbrances affecting landlord’s fee interests, and (vi) such Liens or other restrictions which do not have a Company Material Adverse Effect.

“Person” (whether or not capitalized) means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity or any Governmental Entity.

“Proceeding” means any action, claim, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Recoverable Expenses” means documented out-of-pocket fees and expenses reasonably incurred or reasonably paid by or on behalf of a party in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all HSR Act filing fees paid by such party, fees and expenses of counsel, commercial banks (other than any fees associated with obtaining financing to satisfy Section 5.06), investment banking firms, accountants, experts, environmental consultants, and other consultants to such party.

“Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, financing sources, investment bankers, agents, controlling persons and other representatives of Parent, its Affiliates and its Subsidiaries, or the Company, its Affiliates and its Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, each entity as to which such Person directly or indirectly owns beneficially or of record or has the power to vote or control, 50% or more of the voting securities of such entity or of any class of equity interests of such entity the holders of which are ordinarily entitled to vote for the election of the members of the Board of Directors or other persons performing similar functions and, with respect to the Company, includes ITLX.

“Superior Proposal” means a bona fide Acquisition Proposal made by a third party for at least a majority of the voting power of the Company’s then outstanding securities or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, if the Board of Directors of the Company determines in good faith by a vote of a majority of the entire Board of Directors of the Company (based on, among other things, the advice of its independent financial advisors and outside legal counsel), taking into account legal, financial, regulatory and other aspects of the proposal and the Person making such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than those contemplated by this Agreement, (ii) contains conditions to consummation which are all reasonably capable of being satisfied in a timely manner and (iii) is not subject to any financing contingency or, to the extent financing for such proposal is required, that such financing is then committed or the party making the

Acquisition Proposal has delivered commercially reasonable assurances that such financing will be committed.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges and assessments (including any interest, fines, deficiencies, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties and (ii) any liability for any payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

The term “threatened” when used with respect to a Proceeding or other matter means any demand or statement has been made or any notice has been received.

“WBCL” means the Wisconsin Business Corporation Law.

“$” means United States of America dollars.

1.02 Cross-References. The following terms shall have the meanings ascribed thereto in the Section set forth opposite such term:

Title	Section
Agreement	Preamble
Certificates	3.07(b)
Company	Preamble
Company Disclosure Documents	4.22(a)
Company Intellectual Property	4.21(a)
Company Permits	4.16(b)
Company Reports	4.07(a)
Company Securities	1.01
Company Stock Option	3.08(a)
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.03
Continuation Period	6.08(a)
Disbursing Agent	3.07(a)
Dissenting Shares	3.09(a)
Effective Time	3.01(b)

Exchange Fund	3.07(a)
Financial Statements	4.07(b)
GAAP	4.07(b)
Indemnified Party	6.07
Independent Directors	2.03(b)
Insurance	4.18(a)
Insured Party	6.07
IRS	4.11(a)
Legal Actions	4.10
Merger	Preamble
Merger Consideration	3.06(b)
Merger Sub	Preamble
Minimum Condition	Annex A
Offer	Preamble
Offer Documents	2.01(b)
Parent	Preamble
Payment	4.19
Plan of Merger	3.01(b)
Potential Clients	3.07(b)
Preferred Stock	4.05(a)
Proxy Statement	4.22(a)
Schedule 14D-9	2.02(b)
Schedule TO	2.01(b)
Section 16	3.08(b)
Shareholders Meeting	6.09
Shares	Preamble
Subsequent Period	2.01(c)
Subsidiary Plans	4.05(c)
Surviving Bylaws	3.03
Surviving Charter	3.02
Surviving Corporation	3.01(a)
WARN Act	4.12(b)
William Blair	4.23
Wisconsin Department of Financial Institutions	3.01(b)

ARTICLE II

THE OFFER

2.01 The Offer.

(a) Subject to the provisions of this Agreement, as promptly as practicable, and in any event no more than five Business Days, after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer. The obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for any Shares tendered shall be subject only to the satisfaction of the conditions set forth in Annex A; provided that, Parent and Merger Sub may waive any of the conditions to the Offer (other than the Minimum Condition, which may not be waived without the prior written consent of the Company) and may make changes in the terms and conditions of the Offer except that, without the prior written consent of the Company, (i) no change may be made to the form of consideration to be paid, (ii) no decrease in the Offer Price or the number of Shares sought in the Offer may be made, (iii) no change which imposes additional conditions to the Offer or modifies any of the conditions set forth in Annex A may be made, (iv) no change to the terms of the Offer which is in any manner adverse to the holders of the Shares may be made and (v) neither Parent nor Merger Sub may extend the Offer, except, with respect to clauses (iii), (iv) and (v), in accordance with Section 2.01(c). The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered to Merger Sub pursuant to the Offer.

(b) As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (as amended and supplemented from time to time, the “Schedule TO”), which shall comply in all material respects with the provisions of applicable federal securities Laws, and shall contain the offer to purchase relating to the Offer and forms of the related letter of transmittal and other appropriate documents (which documents, as amended or supplemented from time to time, are referred to herein collectively as the “Offer Documents”). Parent and Merger Sub shall disseminate the Offer Documents to holders of Shares as and to the extent required by applicable federal securities Laws. In conducting the Offer, Parent and Merger Sub shall comply in all material respects with the provisions of the Exchange Act and any other applicable Laws necessary to be complied with in connection with the Offer. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company and its Subsidiaries and the Company’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.01(b). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Merger Sub shall provide to the Company, and consult with the Company and its counsel regarding, any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Offer Documents promptly after receipt thereof and any responses thereto. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Sub shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by Law.

(c) The initial scheduled expiration date of the Offer shall be 20 Business Days after the commencement of the Offer (including the Business Day on which the Offer is commenced). Notwithstanding the foregoing, Parent and Merger Sub (i) shall extend the Offer if, at any scheduled expiration date of the Offer, any of the conditions to the Offer set forth in Annex A shall not have been satisfied or waived, until such conditions are satisfied or waived, if such conditions may, in the reasonable judgment of Parent, be satisfied in a time period reasonable for such satisfaction, and (ii) may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable Law; provided, however, that, in either of the cases described in clauses (i) and (ii), the expiration date may not be extended beyond the Initial Outside Date. Each extension of the Offer, if any, pursuant to clause (i) of the preceding sentence shall not exceed the lesser of ten business days or such fewer number of days that Parent reasonably believes is necessary to permit the conditions of the Offer set forth in Annex A to be satisfied. If, on such expiration date, the Minimum Condition has been satisfied, and all other conditions to the Offer have been satisfied or waived, but the number of Shares tendered (and not withdrawn) pursuant to the Offer, together with Shares then owned by Parent and Merger Sub, represents less than 90% of the outstanding Shares on a fully diluted basis, Parent may extend the Offer for a further period of time up to an additional 20 Business Days in the aggregate (collectively, the “Subsequent Period”) pursuant to Rule 14d-11 of the Exchange Act to meet the objective that there be tendered before the expiration date (as so extended) and not withdrawn a number of Shares which, together with Shares then owned by Parent and Merger Sub, represents at least 90% of the then issued and outstanding Shares on a fully diluted basis. Notwithstanding the foregoing, Parent and Merger Sub shall also have the right to extend the Offer in accordance with Section 8.01(f).

(d) Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable under applicable Law; provided that, Merger Sub shall immediately accept and promptly pay for all Shares as they are tendered during any Subsequent Period. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

(e) The Offer Price may be increased by Parent without the consent of the Company, in which case the Offer shall be extended, without the consent of the Company, as required by applicable Law.

2.02 Company Actions.

(a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares and, if required by applicable Law, adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, provided that, the Board of Directors of the Company may withdraw, modify or amend such recommendation in accordance with Section 6.04. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in the first sentence of this Section 2.02(a), subject to the Company’s rights to withdraw, modify or amend its recommendation in accordance with Section 6.04.

(b) The Company shall file with the SEC on the date of commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended and supplemented from time to time, the “Schedule 14D-9”) that shall reflect the recommendation of the Company’s Board of Directors referred to above; provided that, the Company’s Board of

Directors may withdraw, modify or amend such recommendation to the extent that such action is in accordance with Section 6.04. The Company shall disseminate the Schedule 14D-9 to the shareholders of the Company as required by Rule 14D-9 promulgated under the Exchange Act. To the extent practicable, the Company shall cooperate with Parent and Merger Sub in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company’s shareholders. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities Laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel (who shall provide any comments thereon as soon as practicable). The Company shall provide to Parent, and consult with Parent and its counsel regarding, any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Schedule 14D-9 promptly after receipt thereof and any responses thereto. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall become false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the shareholders of the Company as and to the extent required by applicable Laws.

(c) In connection with the Offer, the Company shall promptly furnish Parent with (or cause Parent to be furnished with) mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the shareholders of the Company. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub shall, and shall cause each of their Affiliates to, hold in confidence the information contained in any of such labels, listings and files, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

2.03 Board Representation.

(a) Subject to applicable Law and to the extent permitted by Nasdaq, promptly upon the acceptance for payment of any Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company as will give Merger Sub representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section 2.03(a)) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Sub (including Shares accepted for payment) bears to the number of Shares outstanding. Subject to applicable Law, including applicable fiduciary duties, and to the extent permitted by Nasdaq, the Company shall take all actions necessary to cause Parent’s designees to be elected or appointed to the Company’s Board of Directors, including increasing the size of the Board of Directors and/or securing the resignations of incumbent directors (including, if necessary, to ensure that a sufficient number of independent directors are serving on the Board of Directors of the Company in order to satisfy applicable Nasdaq listing requirements). Subject to applicable Law, including applicable fiduciary duties, and to the extent permitted by Nasdaq, the Company shall cause individuals designated by Parent to constitute the same percentage as is on the entire Board of Directors of the Company (after giving effect to this Section 2.03(a)) to be on (i) each committee of the Board of Directors of the Company and (ii) each Board of Directors and each committee thereof of each Subsidiary of the Company. The Company’s obligations to appoint designees to its Board of Directors shall be subject to compliance with Section 14(f) of the Exchange Act. At the request of Parent, the Company shall promptly take, at its expense, all actions required pursuant to Section 14(f) and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section 2.03(a) and shall include in the Schedule 14D-9 or otherwise timely mail to its shareholders all necessary information to comply therewith. Parent will supply to the Company, and be solely responsible for, all information with respect to itself and its officers, directors and affiliates required by Section 14(f) and Rule 14f-1 under the Exchange Act.

(b) Notwithstanding the provisions of Section 2.03(a), following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the Company shall cause its Board of Directors to have at all times at least two directors (and each committee of the Board of Directors at least one member) who are directors on the date hereof and who are not employed by the Company and who are not Affiliates, shareholders or employees of Parent or any of its Subsidiaries (the “Independent Directors”); provided that, if any Independent Directors cease to be directors for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate any other Person(s) who shall not be an Affiliate, shareholder or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be Independent Director(s) for purposes of this Agreement; provided that, the remaining Independent Directors shall fill such vacancies as soon as practicable, but in any event within ten Business Days, and further provided that, if no such Independent Director is appointed in such time period, Parent shall designate such Independent Director(s), provided further that, if no Independent Director then remains, the other directors shall designate two Persons who shall not be Affiliates, shareholders or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. In all cases, the selection of any Independent Directors who are not directors on the date hereof shall be subject to the approval of Parent, not to be unreasonably withheld or delayed.

(c) Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub and any enforcement of or any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any action to seek to enforce any obligations of Parent or Merger Sub under this Agreement or any other action by the Company’s Board of Directors under or in connection with this Agreement. The Independent Directors shall have full power solely with respect to the matters set forth in the previous sentence to be approved by the Independent Directors and in connection herewith the Independent Directors shall be authorized, on behalf of and at the expense of the Company, to retain one Law firm and other advisors.

ARTICLE III

MERGER; CONVERSION OF SECURITIES

3.01 The Merger.

(a) Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the WBCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Wisconsin under the name of “Total Logistics, Inc.,” and the separate corporate existence of Merger Sub shall cease.

(b) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver (by the parties) of the conditions set forth in Article VII, the parties to this Agreement shall cause the Merger to be consummated by filing with the Department of Financial Institutions of the State of Wisconsin (the “Wisconsin Department of Financial Institutions”) a plan of merger (the “Plan of Merger”) in such form as is required by and executed in accordance with Section 1101 of the WBCL. The Merger shall become effective when the Plan of Merger has been filed with the Wisconsin Department of Financial Institutions or at such later time as shall be agreed upon by Parent and the Company and specified in the Plan of Merger (the “Effective Time”).

(c) Notwithstanding anything herein to the contrary, in the event that Merger Sub shall acquire at least 90% of the outstanding Shares, Parent and the Company hereby agree to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of Shares, in accordance with Section 1104 of the WBCL as promptly as practicable.

(d) The Merger shall have the effects specified under the WBCL. As of the Effective Time, the Company shall be a direct or indirect wholly owned subsidiary of Parent.

3.02 Articles of Incorporation. The Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Articles of Incorporation of the Surviving Corporation (the “Surviving Charter”), until amended in accordance with the Surviving Charter and Section 6.07 of this Agreement or by applicable Law.

3.03 Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation (the “Surviving Bylaws”), until amended in accordance with the Surviving Charter, the Surviving Bylaws and Section 6.07 of this Agreement or by applicable Law.

3.04 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the WBCL.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the WBCL.

3.05 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

3.06 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) each Share held immediately prior to the Effective Time by the Company or any wholly owned Subsidiary of the Company and each issued and outstanding Share owned by Parent, Merger Sub or any other Subsidiary of Parent shall be cancelled automatically and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

(b) each issued and outstanding Share other than (i) Shares referred to in Section 3.06(a) and (ii) Dissenting Shares, shall be converted into the right to receive an amount in cash, without interest, equal to the Offer Price (the “Merger Consideration”). At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

(c) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

3.07 Surrender and Payment.

(a) Prior to the Effective Time, Merger Sub shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the “Disbursing Agent”) for the payment of Merger Consideration upon surrender of certificates representing the Shares. Prior to the Effective Time, Merger Sub will enter into a disbursing agent agreement with the Disbursing Agent in form and substance reasonably acceptable to the Company, and Parent shall cause Merger Sub to deposit with the Disbursing Agent in trust for the benefit of the Company’s shareholders cash in an aggregate amount necessary to make the payments pursuant to Section 3.06(b) to holders of Shares (such amounts being hereinafter referred to as the “Exchange Fund”) prior to the time such payments are to be made by the Disbursing Agent. The Disbursing Agent shall, pursuant to irrevocable instructions, make the payments provided in the preceding sentence out of the Exchange Fund. For purposes of determining the amount to be so deposited, Merger Sub shall assume that no shareholder of the Company will perfect any right to appraisal of his, her or its Shares. The Disbursing Agent shall invest the Exchange Fund as directed by Merger Sub; provided that, such investments shall be (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation; provided further that, no loss thereon or thereof shall affect the amounts payable to holders of Shares pursuant to Section 3.06(b). Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.06(b) shall be promptly paid to Parent. Merger Sub shall, and Parent shall cause Merger Sub to, promptly replenish the Exchange Fund to the extent of any investment losses.

(b) Merger Sub shall instruct the Disbursing Agent to mail promptly after the Effective Time, but in any event no later than the fifth Business Day thereafter, to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”), and whose Shares were converted into the right to receive Merger Consideration pursuant to Section 3.06(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent and shall be in such form and have such other provisions as are reasonable and customary in transactions such as the Merger) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the Disbursing Agent for cancellation, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of that Certificate, less any required withholding of Taxes in accordance with Section 3.11, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.

(c) If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

(d) Until surrendered in accordance with the provisions of this Section 3.07, each Certificate (other than Certificates representing Shares owned by Parent, Merger Sub or any other subsidiary of Parent, Shares held by the Company and Dissenting Shares) shall represent for all purposes, from and after the Effective Time, only the right to receive the applicable Merger Consideration.

(e) At and after the Effective Time, there shall be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable Law. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be cancelled and exchanged for cash as provided in this Article III. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

(f) Any portion of the Merger Consideration made available to the Disbursing Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand. At any time more than twelve months after the Effective Time, the Disbursing Agent shall, upon demand of Parent, deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of Certificates shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar Laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any governmental unit or agency, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate of Shares to a public official pursuant to any abandoned property, escheat or other similar Law.

3.08 Company Stock Options.

(a) Each option to acquire Shares granted under the Company Option Plan or otherwise (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time shall be cancelled as of the Effective Time and, following such cancellation, shall solely represent the right to receive an amount in cash equal to (a) the Option Consideration with respect to such Company Stock Option multiplied by (b) the aggregate number of Shares then subject to such Company Stock Option. The Company shall, at or prior to the Effective Time, take all requisite action, if any, necessary to effect the option treatment set forth in the preceding sentence. Any payment made pursuant to this Section 3.08(a) to the holder of any Company Stock Option shall be net of any required income or employment Tax withholding. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Option for all purposes under this Agreement. Parent shall cause the Surviving Corporation to make the payments in respect of the Company Stock Options as promptly as practicable following the Effective Time by checks payable to the holders of such Company Stock Options unless the aggregate amount payable to a particular individual exceeds $100,000, in which event payment shall be made by wire transfer of immediate available funds upon receipt by the Company of written payment instructions from the relevant option holder. The Company shall take all requisite action so that, immediately following the payments described in this Section 3.08(a), the Company Option Plan shall be terminated.

(b) Prior to the Effective Time, the Board of Directors of the Company, or an appropriate committee of non-employee directors of the Company, shall adopt a resolution consistent with the interpretive guidance of the SEC to approve the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 under the Exchange Act (“Section 16”) of Shares or Company Stock Options pursuant to this Agreement and the Merger for purposes of qualifying the disposition as an exempt transaction under Section 16.

3.09 Dissenting Shares.

(a) It is anticipated that on the record date fixed for purposes of determining the holders of Shares entitled to receive notice of, and to vote at, a meeting to approve the Plan of Merger (or for purposes of determining whether the Merger may be consummated without a shareholder vote under Section 1104 of the WBCL), the Shares will continue to be quoted on Nasdaq. Accordingly, holders of Shares will not have dissenters’ rights under 1302 of the WBCL in connection with the Merger. Notwithstanding the foregoing, Sections 3.09(b) and (c) below shall apply in the event that holders of Shares do have dissenters’ rights, whether because the Shares no longer are quoted on Nasdaq on such record date or otherwise.

(b) Notwithstanding anything in this Agreement to the contrary, Shares that are held by any record holder who has not voted to approve the Plan of Merger or consented thereto in writing and who has asserted dissenters’ rights in accordance with Section 1301 et seq. of the WBCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the WBCL; provided, however, that, any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his dissenters’ rights with respect to such Dissenting Shares, in each case under the WBCL, shall forfeit his dissenters’ rights with respect to such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest. Notwithstanding anything to the contrary contained in this Section 3.09(b)), if the Merger is rescinded or abandoned, then the right of any shareholder to be paid the fair value of such shareholder’s Dissenting Shares shall cease. The Surviving

Corporation shall comply with all of its obligations under the WBCL with respect to holders of Dissenting Shares.

(c) The Company shall give Parent (i) prompt written notice of any notices of intent to demand payment, any withdrawals of such notices received by the Company and any other related instruments served pursuant to the WBCL and received by the Company, and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for payment under Section 1301 et seq. of the WBCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

3.10 Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted by mutual agreement of Parent and the Company.

3.11 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold, or cause the Disbursing Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

3.12 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Disbursing Agent will pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article III.

3.13 Closing. The Merger shall take place at 10:00 A.M. at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota 55402 as soon as practicable, but in any event within three Business Days after the last of the conditions set forth in Article VII hereof is satisfied or waived or at such other time and date as the parties hereto shall agree in writing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub as set forth in this Article IV. Each item disclosed in the Company Disclosure Letter shall constitute an exception to the representations and warranties to which it makes reference and shall be deemed to be disclosed with respect to each section of the Company Disclosure Letter to which it relates and/or representation and warranty herein given, without the necessity of repetitive disclosure or cross-reference, so long as such item is fairly described with reasonable particularity and detail and such description provides a reasonable indication that the item applies to another schedule contained in the Company Disclosure Letter. The mere listing (or inclusion of a copy) of a document or other item, however, shall not be deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself.

4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Wisconsin, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. All such jurisdictions are identified in Schedule 4.01 of the Company Disclosure Letter.

4.02 Corporate Authorization; Organizational Documents; and Minute Books.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate power and authority and, except for any required approval of the Plan of Merger by the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action (including the unanimous vote of the Board of Directors of the Company) on the part of the Company. This Agreement has been duly authorized, executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b) The Company has heretofore furnished to Parent complete and correct copies of the Articles of Incorporation and the Bylaws, in each case as amended or restated, of the Company and has heretofore made available to Parent complete and correct copies of the Articles of Incorporation and the Bylaws or the equivalent organizational documents, in each case as amended or restated, of each of its Subsidiaries.

4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require any consent, approval, authorization or permit of or other action by, or filing with or notification to, any Governmental Entity, other than (i) the filing of appropriate merger documents in accordance with the WBCL, (ii) compliance with any applicable requirements of the HSR Act, the Exchange Act, the Securities Act and any applicable state securities or “blue sky” Laws, and (iii) such other consents, approvals, authorizations, permits, actions, filings or notifications, the failure of which to be made or obtained, individually or in the aggregate, would not have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

4.04 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in any violation or breach of any provision of the Articles of Incorporation, Bylaws, or other organizational documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, conflict with or result in a violation or breach of any provision of any material Law or Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective material assets, (iii) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation, change any material right or obligation or give rise to a right of acceleration of any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, the Company or any of its Subsidiaries) of, or under any provision of any agreement or other instrument to which the Company is a party or that is binding upon the Company or any of its Subsidiaries or their respective properties or assets or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for any occurrences or results referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, have a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

4.05 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 Shares and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on January 4, 2004, 5,391,864 Shares (excluding restricted Shares) were issued and outstanding, 18,849 restricted Shares were issued and outstanding, no Shares were held by the Company in its treasury, 279,000 Shares were reserved for issuance under the Company Option Plan and no shares of Preferred Stock were issued and outstanding.

(b) The only plan or arrangement for the distribution by the Company of awards, including options, that may be settled in Shares is the Company Option Plan. The Company has made available to Parent correct and complete copies of the Company Option Plan and all forms of options issued under the Company Option Plan. Schedule 4.05(b) of the Company Disclosure Letter sets forth a correct and complete list in all material respects of the following information, as of the date hereof, with respect to the Company Stock Options: (i) the number of Shares subject to outstanding Company Stock Options; (ii) the exercise price of each of the outstanding Company Stock Options; and (iii) the name of each optionee. The Company and its Board of Directors have taken all necessary action to provide that all Company Stock Options which are subject to vesting will vest or accelerate as a result of the consummation of the Offer without any action on the part of the Company, Parent, Merger Sub or the holder of any such Company Stock Option.

(c) The Company has made available to Parent correct and complete copies of the Benefit Plans of its Subsidiaries which provide for the issuance of equity or equity based awards and all forms of options issued thereunder (the “Subsidiary Plans”). Schedule 4.05(c) of the Company Disclosure Letter sets forth a correct and complete list in all material respects of the following information, as of the date hereof, with respect to the Subsidiary Plans: (i) the number of shares or units subject to outstanding awards under the Subsidiary Plans; (ii) the exercise price of each of the outstanding awards under the Subsidiary Plans; and (iii) the name of each optionee or other recipient granted awards under any Subsidiary Plan.

(d) All of the outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to the exercise of Company Stock Options or under the Company Option Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid and non-assessable (except as otherwise provided in Section 622(2)(b) of the WBCL, as judicially interpreted), and have not been (and will not be) issued in violation of (nor are any of the authorized shares of capital stock subject to) any preemptive or similar rights created by statute, the Articles of Incorporation or Bylaws of the Company, or any contract to which the Company is a party or by which its properties or assets are bound.

(e) Except for the Company Stock Options outstanding as of the date hereof or that may be issued in compliance with Section 6.01(e)(i), there are no (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options (including stock option plans and programs), warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, sell, deliver, exchange, convert, transfer or cause to be issued, sold, delivered, exchanged, converted or transferred, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company, (iv) bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which shareholders of the Company may vote or (v) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any securities listed in clauses (i), (ii), (iii) and (iv) of the preceding sentence. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries.

(f) There are no voting trusts, proxies or similar agreements or understandings to which the Company or any Subsidiary is a party or to which any of them is bound with respect to the voting of any shares of capital stock of the Company or any Subsidiary and there are no contractual obligations or commitments of any character to which the Company or any Subsidiary is a party restricting the transfer of any shares of capital stock of the Company or any Subsidiary.

4.06 Subsidiaries.

(a) Each Subsidiary of the Company is a corporation or a limited liability company duly incorporated or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. All Subsidiaries of the Company and their jurisdictions of organization are set forth in Schedule 4.06 of the Company Disclosure Letter.

(b) Each Subsidiary of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Lien and free and clear of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary of the Company, or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any such Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of such Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

(c) Except as disclosed in Schedule 4.06 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person other than its Subsidiaries.

4.07 SEC Reports; Financial Statements.

(a) Since January 1, 2001, the Company and its Subsidiaries have timely filed all forms, reports, statements and other documents required to be filed with the SEC, including (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of shareholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents (collectively referred to as the “Company Reports”). As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company Reports (including any financial statements or schedules included or incorporated by reference therein) (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company Reports (collectively, the “Financial Statements”), including reports on Forms 10-K and 10-Q, as of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, comply as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto and except in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which have been and are reasonably likely to be materially adverse to the Company).

4.08 Absence of Certain Changes. Since September 30, 2004, (i) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (ii) there has not been any event or events having, individually or in the aggregate, a Company Material Adverse Effect and (iii) neither the Company nor any of its Subsidiaries has taken any action that would have required the consent of Parent had Section 6.01 been in effect as of September 30, 2004.

4.09 Products Liability. Except as set forth in Schedule 4.09 of the Company Disclosure Letter, there exists no pending or, to the Knowledge of the Company, threatened claim for bodily injury, property damage or other damage in excess of $400,000 or any series of related or unrelated such claims arising from repetitive or similar sets of facts or circumstances for damages, each in excess of $100,000, caused by any product manufactured, distributed or sold (or alleged to have been manufactured, distributed or sold by the Company or any predecessor in interest to the Company (“Products Liability”)). The Company is insured, and has been insured continuously since at least January 1, 2001, against Product Liabilities.

4.10 Litigation. Except as otherwise specifically disclosed in any Company Report filed with the SEC subsequent to December 31, 2003, or in Schedule 4.10 of the Company Disclosure Letter, there is (a) no Proceeding, at Law or in equity (collectively, “Legal Actions”), (i) pending against or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or (ii) pending, or to the Knowledge of the Company, threatened in writing against any present or former officer or director of the Company or any Subsidiary (by reason of the fact that such person is or was an officer or director of the Company or any Subsidiary) for which the Company or any Subsidiary is reasonably likely to be liable or to which any of their respective properties, assets or rights are reasonably likely to be subject before any Governmental Entity or arbitrator or (b) any Order outstanding against the Company or any of its Subsidiaries, with respect to clause (a) and (b), that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

4.11 Benefit Plans.

(a) Schedule 4.11 of the Company Disclosure Letter contains a true and complete list of each Benefit Plan. The Company has, with respect to each Benefit Plan, if applicable, delivered or made available to Parent true and complete copies of: (i) all Benefit Plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions; (iii) the most recent Form 5500 and attached schedules, annual audited financial statement and actuarial valuation report; (v) if the Benefit Plan is intended to qualify under Code Section 401(a), the most recent determination letter received from the Internal Revenue Service (“IRS”); (vi) all material communications with any governmental entity or agency (including the Pension Benefit Guaranty Corporation and the IRS) given or received within the past year with respect to a Benefit Plan; (vii) all administrative services contracts and investment management agreements related to each Benefit Plan; (viii) all documents demonstrating compliance with or required for compliance with the privacy rules under the Health Insurance Portability and Accountability Act of 1996, including but not limited to, business associate agreements, privacy notices, policies and procedures, and certification of the plan amendment; (ix) a list of all former employees receiving or entitled to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985; and (x) a list of all employees currently absent from active employment and receiving short or long term disability benefits or currently absent due to a leave under the Family Medical Leave Act, Uniformed Services Employment and Reemployment Rights Act, applicable worker’s compensation laws, or other approved leave of absence.

(b) No Benefit Plan is subject to either Code Section 412 or Title IV of ERISA and the Company and its ERISA Affiliates have not sponsored, maintained or contributed to, or had any obligation to sponsor, maintain or contribute to, any employee benefit plan subject to Title IV of ERISA within the last six years.

(c) Each Benefit Plan (i) is in compliance in all material respects with all applicable Laws, (ii) which is intended to qualify under Code Section 401(a) has been issued a favorable determination letter by the IRS and has not been amended in a manner, and no event has occurred since such date, which would cause any such plan to fail to remain so qualified and (iii) that requires registration with a relevant government body has been so registered. There are no actions, Liens, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan.

(d) Except as may be required under Code Section 4980B or similar Law or under any conversion right provisions of any insurance contract, the Company and its ERISA Affiliates do not provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) entitle any current or former employee of the Company and its ERISA Affiliates to severance pay, unemployment compensation or any similar payment, (ii) except as set forth in Section 3.08(a), accelerate the time of payment or vesting, or increase the amount, of any compensation due to any current or former employee of the Company and its ERISA Affiliates (iii) to the Company’s Knowledge, constitute or involve a non-exempt prohibited transaction (as defined in ERISA Section 406 or Code Section 4975) or constitute or involve a breach of fiduciary responsibility within the meaning of ERISA Section 502(l) that would, individually or in the aggregate, have a Company Material Adverse Effect, or (iv) result in any amounts being included in gross income under Code Section 409A.

(f) No Benefit Plan is a “multiemployer plan” or “multiple employer plan” within the meaning of the Code or ERISA or the regulations promulgated thereunder.

(g) Since January 1, 2001, neither the Company, its ERISA Affiliates nor any Benefit Plan, nor, to the Company’s Knowledge, any “disqualified person” (as defined in Code Section 4975) or any “party in interest” (as defined in ERISA Section 3(18)), has engaged in any non-exempt prohibited transaction (within the meaning of Code Section 4975 or ERISA Section 406) with respect to a Benefit Plan.

(h) No Benefit Plan will require immediate funding as a result of the consummation of the Offer or the Merger.

(i) The Company and, if applicable, any ERISA Affiliates have made full payment of all amounts due and required to be contributed or paid as benefits or expenses under the terms of each Benefit Plan and applicable law or such amounts are reflected as liabilities on the Financial Statements; all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise reserved as of September 30, 2004.

4.12 Employee Relations.

(a) (i) Each of the Company and its Subsidiaries is in compliance in all material respects with all federal, state and local, and, to the Company’s Knowledge, foreign, Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational health and safety, and has not and is not engaged in any unfair labor practice; (ii) no material unfair labor practice charge or complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board or an equivalent tribunal under applicable foreign Law; (iii) there is no labor strike, slowdown, stoppage or material dispute pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its Subsidiaries; (iv) no union or works council represents, claims to represent, or has represented any employees of the Company or any of its Subsidiaries and no representation question exists respecting the employees of the Company or any of its Subsidiaries; (v) no collective bargaining agreement is currently being negotiated by the Company or any of its

Subsidiaries and neither the Company nor any of its Subsidiaries is or has been a party to a collective bargaining agreement; and (vi) neither the Company nor any of its Subsidiaries has experienced any material labor difficulty during the last three years.

(b) The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “WARN Act”) that remains unsatisfied or any liability or obligation that is material to the Company and its Subsidiaries, taken as a whole, under any similar state or local Law that remains unsatisfied.

4.13 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries are true, correct and complete and have been timely filed except for such failures to file, inaccuracies, and untimely filings that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have (i) fully and timely paid (or have had paid on their behalf) all Taxes shown as due on any Tax Return filed for all Tax periods ending on or prior to September 30, 2004 and (ii) have made adequate provision as reflected on its balance sheet for the quarter ended September 30, 2004, in accordance with GAAP for any Taxes that have not yet been paid for all taxable periods, or portions thereof, ending on or before September 30, 2004. All Taxes of the Company and its Subsidiaries that will be due and payable for all tax periods and portions thereof ending on or prior to the Effective Time will have been paid by or on behalf of the Company and its Subsidiaries and all such Taxes that are not due and payable will be reflected consistent with past practices, on the Company’s books as an accrued Tax liability in accordance with GAAP, either current or deferred, the amount of which is set forth in Schedule 4.13(a) of the Company Disclosure Letter.

(b) No audit or Proceeding by any Governmental Entity is pending with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries. No Governmental Entity has given written notice of its intention to audit, commence any Proceeding relating to Taxes or assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries. No claim in writing has been made against the Company or any of its Subsidiaries by any Governmental Entity in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company Reports filed with SEC prior to the date hereof.

(c) Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement to share, allocate or indemnify another Person for Taxes except for a Person that is a member of the affiliated group (within the meaning of Section 1504(a) of the Code) of which the Company is the common parent.

(e) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(f) There is no contract, plan or arrangement covering any Person that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code.

(g) No amounts payable by the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement (either alone or in combination with another event) will constitute an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code.

(h) Neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes (i) a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) a “confidential tax shelter” within the meaning of Treasury Regulation Section 301.6111-2(a)(2) or (iii) a “potentially abusive tax shelter” within the meaning of Treasury Regulation Section 301.6112-1(b).

4.14 Environmental Matters.

(a) The Company and each of its Subsidiaries have at all times since January 1, 1997 been operated, and are, in material compliance with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws.

(b) Since January 1, 1997, the Company and each of its Subsidiaries have obtained, are in material compliance with, and have made all appropriate filings for issuance or renewal of, all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws, including those regulating emissions, discharges or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company or any of its Subsidiaries.

(c) To the Knowledge of the Company, since January 1, 1997, there have been no Hazardous Substances present on, at or under any of the Company’s and its Subsidiaries’ owned or leased real property (or properties which were formerly owned or leased by the Company or any of its Subsidiaries) in concentrations or locations that require reporting or material remediation under applicable Environmental Laws.

(d) To the Knowledge of the Company, there are no underground storage tanks located on any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries.

(e) There are no claims, notices, civil, criminal or administrative actions, suits, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is in material violation of or otherwise subject to material liability under applicable Environmental Laws.

(f) Since January 1, 2001, to the Knowledge of the Company, there has been no release into the environment of, nor exposure of any person or property to, Hazardous Substances in connection with the properties and operations of the Company or any of its Subsidiaries that is reasonably likely to give rise to any claim for material remediation, damages or compensation.

(g) Notwithstanding any other provision in Article IV, the representations in this Section 4.14 contain the sole representations of the Company and its Subsidiaries with respect to environmental matters.

4.15 Real Property; Ownership of Premises.

(a) (i) The Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned or used by them and material to the conduct of their respective businesses as such businesses are now being conducted, except for defects in title, rights to use or leasehold interests that would not, individually or in the aggregate, materially interfere with the use or operation of such real property and Permitted Encumbrances, (ii) neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such property is subject to any Lien, except for Permitted Encumbrances, and (iii) all buildings, fixtures and improvements included in such property, taken as a whole, are in reasonably good condition and repair, normal wear and tear excepted, for the continued conduct of the business of the Company and its Subsidiaries in the manner in which it is currently conducted. The Company has heretofore provided to Parent information with respect to owned real property and all leases and subleases for real property under which the Company and its Subsidiaries have the right to occupy space and which are identified in the Company Reports. All copies of real property leases provided to Parent are complete and correct in all material respects, and all summary information was accurate in all material respects.

(b) (i) The Company and its Subsidiaries have good title to, or in the case of leased property and assets, valid leasehold interests in, all of their tangible personal properties and assets, used or held for use in their business, and such properties and assets, are free and clear of any Liens, except for Permitted Encumbrances, and (ii) all tangible personal property, fixtures, Facilities, machinery and equipment of the Company and its Subsidiaries, taken as a whole, are in reasonably good condition and repair, normal wear and tear excepted, for the continued conduct of the business of the Company and its Subsidiaries in the manner in which it is currently conducted.

(c) Neither the Company nor any Subsidiary is obligated under (i) any mortgages (on any real property) that are not reflected on the Financial Statements, or (ii) any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any real property or any portion thereof or interest therein.

4.16 Compliance with Laws; Government Approvals.

(a) To the Knowledge of the Company, the Company and each of its Subsidiaries is and at all times since January 1, 2001 has been in compliance in all material respects with, is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any material Law or Order applicable to the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected.

(b) (i) The Company and its Subsidiaries hold all consents, permits, licenses, variances, exemptions, and approvals from Governmental Entities that are necessary or required for the operation of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Company Permits”), (ii) the Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits and (iii) no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except with respect to clauses (i) and (iii), that would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.17 Books and Records. The Company and each of its Subsidiaries has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect its material transactions. The Company and each of its Subsidiaries maintains a system of accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.18 Insurance

(a) The Company and its Subsidiaries maintain bodily injury, property damage, Products Liability, general liability, and other policies or binders of insurance with insurance companies rated A- or better by AM Best in amounts adequate in all material respects for its business and operations. Schedule 4.18 of the Company Disclosure Letter lists each such policy of insurance owned or held by the Company and/or its Subsidiaries, or claims handling agreements, currently in effect or which were in effect during the last three (3) years (including without limitation, policies for fire and casualty, liability, worker’s compensation, fiduciary liability, auto liability, business interruption, umbrella coverage, Products Liability, medical, disability and other forms of insurance) specifying the name of the insurer, the type of policy (i.e., a “claims made” or “occurrence” policy), the policy number, the term, the amounts of coverage and the applicable deductible limits (the “Insurance”). The Insurance is in full force and effect, all premiums, assessments, and other charges with respect thereto covering all periods up to and including the date hereof have been paid, all security and collateral requirements have been met, and no notice of cancellation or termination has been received by the Company and/or its Subsidiaries with respect to any such policy. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing any such policy that is currently in effect that: (a) insurance rates will hereafter be substantially increased; or (b) there will hereafter be no renewal of any such policy.

(b) Since January 1, 2001, neither the Company nor any of its Subsidiaries has been refused any insurance, nor has the dollar amount of any coverage that has been previously in effect or requested by the Company and/or its Subsidiaries been limited or decreased by any insurance carrier to which it has applied for or with which it has carried insurance.

4.19 Absence of Sensitive Payments. None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any officer or director of any of them, acting alone or together, has made or given any contribution, payment, remuneration, gift or other form of economic benefit (a “Payment”) to or for the private use of any governmental official, employee, agent or candidate where the Payment or the purpose of the Payment was illegal under the Laws of the United States or the jurisdiction in which the Payment was made.

4.20 Contracts. Except for documents filed or listed as exhibits to the Company Reports filed with the SEC subsequent to December 31, 2003 and prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any (a) contract, agreement or arrangement (including any lease of real property) (i) materially restricting the ability of the Company or any of its Subsidiaries (or after the Merger, Parent or any of its Subsidiaries) to compete in or conduct any line of business or to engage in business in any geographic area, (ii) relating to indebtedness for borrowed money providing for payment or repayment in excess of $400,000, (iii) relating to any material joint venture, partnership, strategic alliance or similar arrangement, (iv) requiring the Company or any of its Subsidiaries to register for resale under the Securities Act any securities of the Company or any of its Subsidiaries, (v) relating to the disposition or acquisition of material assets not in the ordinary course of business, (vi) containing any so-called “most favored nation” provisions or any similar provision requiring the Company or any of its Subsidiaries (or after the Merger, Parent or any of its Subsidiaries) to offer a third party terms or concessions at least as favorable as offered to one or more other parties, (vii) providing for “performance guarantees” or contingent payments by the Company or any of its Subsidiaries, in each case involving more than $400,000 over the term of the relevant contract, (viii) between the Company and/or any of its Subsidiaries and any of their shareholders and Affiliates, (ix) providing for exclusive dealings or requirements contracts imposed on the Company or any of its Subsidiaries, (x) containing any change of control provision and involving more than $400,000 over the term of the relevant contract, or (xi) with ITLX, or (b) financial derivatives master agreements, confirmation, or futures account opening agreements and/or brokerage statements evidencing financial hedging or other trading activities. The Company and each of its Subsidiaries has performed, in all material respects, all of its obligations under each such contract to which it or any of its Subsidiaries is a party or by which it is bound, and all such contracts are in full force and effect. To the Knowledge of the Company, each other Person that is a party to, or bound by, any of the foregoing contracts has performed, in all material respects, all of its obligations thereunder. The Company has not received any written notice that any party to any of the foregoing contracts intends to terminate such contract.

4.21 Intellectual Property.

(a) The Company and its Subsidiaries own or have the right to use all Company Intellectual Property necessary to carry on their respective businesses as currently conducted, except where, individually or in the aggregate, such failure would not materially interfere with the use of the Intellectual Property or materially impact the financial results of the Company and its Subsidiaries. As used in this Agreement, “Company Intellectual Property” means all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents and copyrights (including registrations and applications for any of the foregoing); computer programs, including any and all databases and compilations, including any and all data and collections of data; trade secrets; and any other know-how, methods, concepts, or other proprietary rights owned by the Company and its Subsidiaries or held for use or used in the business of the Company and its Subsidiaries as conducted as of the date thereof, or as presently contemplated to be conducted and any licenses to use any of the foregoing. Schedule 4.21(a) of the Company Disclosure Letter sets forth a true and complete list of all material trademarks, service marks, trade names, Internet domain names, patents and copyrights (including registrations and applications for any of the foregoing) owned by the Company and its Subsidiaries, including the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed and the owner of such Company Intellectual Property.

(b) Neither the Company nor any of its Subsidiaries has received written notice from any third party regarding any actual or potential infringement or misappropriation that remains to be resolved, or other violations, by the Company or any of its Subsidiaries of any intellectual property of such third party that remain to be resolved, nor has the Company or any Subsidiary received any demand or request that it license any rights from any third party in order to continue to use the Company Intellectual Property.

(c) (i) Neither the Company nor any of its Subsidiaries has received written notice from any third party regarding any assertion or claim challenging the validity of any material Company Intellectual Property that remains to be resolved, and (ii) to the Knowledge of the Company, no third party is misappropriating, infringing, or diluting any Company Intellectual Property that is owned by the Company or that is material to the Company’s operations.

(d) All of the issued, registered or applied for Company Intellectual Property owned by the Company or any of its Subsidiaries is held of record in the name of the Company or the applicable Subsidiary free and clear of all Liens except for Permitted Liens.

4.22 Proxy Statement; Offer Documents; Schedule TO; Schedule 14D-9.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed or first distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 4.22(a) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

(b) (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote to approve the Plan of Merger, and (ii) any Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of first distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.22(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

(c) None of the information with respect to the Company or any of its Subsidiaries or Affiliates that the Company furnishes to Parent for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.23 Finders and Investment Bankers. Except for William Blair & Company (“William Blair”), whose fees will be paid by the Company pursuant to an engagement letter, a true and complete copy of which has previously been provided to Parent, there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to a fee or commission or other compensation in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding to pay any fee or commission or other compensation to any investment banker, broker, finder or other intermediary on behalf of any significant shareholders of the Company in their capacity as shareholders of the Company in connection with the transactions contemplated by this Agreement.

4.24 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of William Blair to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent or its Affiliates) is fair to such holders from a financial point of view, and the Company has obtained all necessary consents to permit the inclusion of the fairness opinion of William Blair in the Schedule 14D-9 and the Proxy Statement.

4.25 Vote Required. The only vote of the holders of any class or series of Company capital stock, if any, necessary to approve the Plan of Merger is the affirmative vote of the holders of a majority of the outstanding Shares; provided that, because of the application of Section 1150 of the WBCL to the transactions contemplated hereunder, Parent must obtain at least seventy-five percent of the outstanding Shares pursuant to the Offer in order to own sufficient Shares to approve the Plan of Merger. No other vote of the holders of any class or series of the capital stock of the Company is necessary to approve any of the other transactions contemplated hereby.

4.26 Anti-takeover Plan; State Takeover Statutes.

(a) Neither the Company nor any Subsidiary of the Company has in effect any shareholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement, and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

(b) Prior to the date hereof, the Board of Directors of the Company has taken all necessary action to ensure that the restriction on business combinations contained in Section 1141 of the WBCL will not apply to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company as follows:

5.01 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Wisconsin, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement and the transactions contemplated hereby. The copies of the Articles of Incorporation and Bylaws of Parent and Merger Sub that have been made available to the Company are complete and correct and in full force and effect.

5.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within Parent’s and Merger Sub’s respective corporate power and authority and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. Each of Parent, in its capacity as sole shareholder of Merger Sub, and the Board of Directors of Merger Sub has adopted and approved this Agreement and declared the Merger advisable and no further corporate or shareholder action is required on the part of Parent or Merger Sub in connection with the consummation of the Merger, other than the filing of the Plan of Merger as contemplated by this Agreement.

5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not require any consent, approval, authorization or permit of or other action by, or filing with or notification to, any Governmental Entity other than (i) the filing of appropriate merger documents in accordance with the WBCL, (ii) compliance with any applicable requirements of the HSR Act, the Exchange Act, the Securities Act and any applicable state securities or “blue sky” Laws, and (iii) such other consents, approvals, authorizations, permits, actions, filings or notifications, the failure of which to be made or obtained, individually or in the aggregate, would not have a Parent Material Adverse Effect or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

5.04 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, conflict with or result in a violation or breach of any provision of any material Law or Order binding upon or applicable to Parent or Merger Sub or any of their respective material assets, (iii) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, Parent or Merger Sub) of, or under any provision of any agreement or other instrument to which Parent or Merger Sub is a party or that is binding upon Parent or Merger Sub or their respective properties or assets or any license, franchise, permit or other similar authorization held by Parent or Merger Sub, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, except for any occurrences or results referred to in clauses (iii) and (iv), that would not, individually or in the aggregate, have a Parent Material Adverse Effect or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

5.05 Disclosure Documents.

(a) Each of the Offer Documents when filed with the SEC, first distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 5.05(a) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

(b) The Offer Documents at the time such Offer Documents are filed with the SEC, at the time of first distribution or dissemination thereof and at the time of the consummation of the Offer will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05(b) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

(c) None of the information with respect to Parent or Merger Sub or any of their respective Subsidiaries or Affiliates that Parent furnishes to the Company for use in the Company Disclosure Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof, at the time of the consummation of the Offer and at the time such shareholders vote to approve the Plan of Merger will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.06 Financing. Parent has sufficient funds (through internal funds and existing credit arrangements) to (a) pay the Offer Price pursuant to the Offer on the Acceptance Date and (b) pay the Merger Consideration pursuant to the Merger at the Effective Time.

5.07 No Ownership of Shares. Neither Parent nor any of its Subsidiaries owns any Shares or other securities convertible into Shares.

5.08 Parent Environmental Information. Parent has no knowledge of environmental matters or conditions relating to the Company or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries other than those matters and conditions identified in: (a) the materials attached as Schedule 5.08 of this Agreement and (b) those matters and conditions identified in Schedule 4.14 of the Company Disclosure Letter.

ARTICLE V I

COVENANTS

6.01 Conduct of the Company. Except as expressly contemplated by this Agreement or set forth in Schedule 6.01 of the Company Disclosure Letter, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in all material respects in the ordinary course consistent with past practice, and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties in all material respects and to keep available the services of their present officers and key employees. Except as otherwise expressly approved in writing by Parent, as expressly contemplated or specifically permitted by this Agreement or as set forth in Schedule 4.08 or Schedule 4.20 of the Company Disclosure Letter, and without limiting the generality of the foregoing, from the date hereof until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01:

(a) the Company shall not, and shall not permit any of its Subsidiaries to, adopt or propose any change in its Articles of Incorporation or Bylaws or comparable charter or other organization documents or the terms of any outstanding security;

(b) the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire or lease (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets other than in the ordinary course of business consistent with past practice;

(c) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any material properties or assets, or stock or other ownership interests in any of its properties or Subsidiaries other than (i) in the ordinary course of business substantially consistent with past practice, (ii) pursuant to any agreements existing as of the date hereof which are set forth in Schedule 4.08 or Schedule 4.20 of the Company Disclosure Letter and (iii) any Permitted Encumbrances;

(d) the Company shall not, and shall not permit any of its Subsidiaries to declare, set aside, or pay any dividends or make any distributions on shares of capital stock other than dividends or distributions by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary;

(e) the Company shall not, and shall not permit any of its Subsidiaries to, (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any capital stock of the Company or any Company Subsidiary Securities, or any security convertible into or exercisable for either of the foregoing other than the issuance of Shares upon the exercise of Company Stock Options that have been granted prior to the date of this Agreement, (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(f) the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into, or amend, modify, or terminate, or make any commitment in respect of, any contract or agreement that is material to the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice, (ii) enter into any contract or agreement that limits or otherwise restrains the Company or any of its Subsidiaries from competing in or conducting any line of business or engaging in business in any geographic area, or (iii) enter into any contract or agreement involving more than $400,000 that is not terminable by the Company or such Subsidiary without penalty within six months from the execution thereof;

(g) the Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under its existing line of credit for working capital purposes and the endorsement of checks in the normal course of business, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company;

(h) except as may be required by applicable Law or any existing contract set forth in Schedule 4.08 or Schedule 4.20 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation payable or to become payable to its officers, directors or key employees, (ii) grant any severance or termination pay to officers, directors or key employees, (iii) enter into, modify or amend any employment, severance or consulting agreement with any shareholder or current or former director, officer or other employee of the Company or any Subsidiary or (iv) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee, other than amendments required by Law or required by the terms of any collective bargaining agreement set forth in Schedule 4.11 of the Company Disclosure Letter;

(i) except as may be required as a result of a change in Law or in GAAP or SEC requirements after the date hereof, the Company shall not, and shall not permit any of its Subsidiaries to, change in any material respect any of its accounting or Tax accounting policies or its procedures (including procedures with respect to the payment of accounts payable and collection of accounts receivable);

(j) the Company shall not, and shall not permit any of its Subsidiaries to, enter into or make any contract or commitment (including in respect of capital expenditures) or series of related contracts or commitments involving payments or other commitments by the Company in excess of $400,000;

(k) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any Derivative Transactions;

(l) the Company shall use its commercially reasonable efforts to ensure that it and each of its Subsidiaries keep or cause to be kept in force its material insurance policies (or substantial equivalents thereof);

(m) the Company shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any material Legal Actions, including any Tax Proceedings, not covered by insurance, except to the extent such waivers, releases, assignments, settlements or compromises do not involve the payment of more than $250,000 in the aggregate;

(n) the Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(o) the Company shall not, and shall not permit any of its Subsidiaries to, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of their respective Affiliates, including any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act, that would be required to be disclosed under Item 404;

(p) the Company shall not, and shall not permit any of its Subsidiaries to, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

(q) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing; and

(r) the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would result in the breach of any representation and warranty of the Company hereunder (except for representations and warranties made as of a specific date) such that Parent would have the right to terminate this Agreement pursuant to Section 8.01(d).

Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company’s operations.

6.02 [Reserved].

6.03 Access to Information. From the date hereof until the Effective Time (or the date of termination of this Agreement in accordance with Article VIII), the Company shall give Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access at reasonable times to the offices, properties, permits, files, books and records of the Company and its Subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company’s employees, counsel and financial advisors to cooperate with Parent in its investigation of the operations, business and/or properties of the Company and its Subsidiaries, including in connection with any environmental assessment or assessments (which may include visual and physical inspections); provided that, no investigation pursuant to this Section 6.03 shall affect any representation or warranty given by the Company to Parent hereunder and nothing herein shall require the Company or any of its Subsidiaries to disclose any information that would cause a violation of Law or any confidentiality agreement in effect as of the date of this Agreement or waive any attorney-client privilege; provided further, that all requests for such access, inspection or information pursuant to this Section 6.03 shall be made through the Company’s Chief Executive Officer or such other person as he shall designate in writing to Parent. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement, dated April 12, 2004, between Parent and the Company (the “Confidentiality Agreement”); provided, however, that, notwithstanding anything to the contrary contained in the Confidentiality Agreement or this Agreement, nothing shall prohibit Parent or Merger Sub from including, after prior consultation with the Company or its Representatives, in the Schedule TO, the Offer to Purchase, the other Tender Offer Documents or the Proxy Statement, any information that is required by Law to be disclosed therein in connection with the purchase of Shares or the solicitation of proxies in connection with the Offer and the Merger, respectively.

6.04 No Solicitation.

(a) From the date of this Agreement until the Effective Time (or the date of termination of this Agreement in accordance with Article VIII), except as specifically permitted in Sections 6.04(d) or 6.04(f), the Company shall not, nor shall it authorize or permit any of its Subsidiaries or its or their Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any information or data relating to the Company or any of its Subsidiaries to, or give access to the assets or the books and records of the Company or its Subsidiaries to, any Person that has made or, to the Knowledge of the Company, may be considering making any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any agreement in principle or contract with respect to any Acquisition Proposal.

(b) The Company shall, and shall cause each of its Subsidiaries and instruct its Representatives to, immediately cease any existing solicitations, discussions, negotiations or other activity with any Person being conducted with respect to any Acquisition Proposal on the date hereof. The Company shall promptly inform its Representatives who have been engaged or are otherwise providing assistance in connection with the transactions contemplated by this Agreement of the Company’s obligations under this Section 6.04, and any breach of this Section 6.04(b) by any of such Representatives, including any failure of any such Representative to comply with the instructions referred to above, which results in the Company receiving any Acquisition Proposal from any Person shall be deemed to be a breach by the Company of this Section 6.04.

(c) The Company shall notify Parent as soon as practicable (but in any event orally within 48 hours, to be followed by prompt written notice) after receipt of (i) any Acquisition Proposal or indication from any Person that it intends to make, or is considering making, an Acquisition Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries or for access to the assets or the books and records of the Company or its Subsidiaries by any Person that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal. The Company shall provide Parent with a description of the material terms of such Acquisition Proposal or request and the identity of the Person making such Acquisition Proposal, indication or request. The Company shall keep Parent informed on a reasonably current basis of the general status and the material terms of any such Acquisition Proposal, indication or request.

(d) Notwithstanding the foregoing, prior to the Acceptance Date, nothing in this Agreement shall prevent the Company or its Board of Directors from:

(i) engaging in discussions or negotiations with, or furnishing or disclosing any information or data relating to the Company or any of its Subsidiaries to, or giving access to the assets or the books and records of the Company or any of its Subsidiaries to, any Person who, after the date hereof, makes a bona fide written Acquisition Proposal not solicited after the date hereof in violation of Section 6.04(a)(i) if (x) the Board of Directors, acting in good faith, has (A) determined, after consultation with its financial advisor, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (B) determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the shareholders of the Company under applicable Laws and (y) the Company enters into a confidentiality agreement with such Person provided that, to the extent such confidentiality agreement is on terms and conditions more favorable to such Person than those contained in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed amended to contain such more favorable terms; and

(ii) subject to compliance with Section 6.04(d)(i), approving, endorsing or recommending an Acquisition Proposal, or entering into any agreement in principle, arrangement, understanding or contract for an Acquisition Proposal, if (x) the Board of Directors, acting in good faith and by a majority of the entire Board of Directors, has (A) determined, after consultation with its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and (B) determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of fiduciary obligations under applicable Laws and (y) the Company terminates this Agreement pursuant to, and after complying with, Section 8.01(f).

(e) If the Company or any of its Subsidiaries or its or their Representatives receives a request for information from a Person who has made an unsolicited bona fide Acquisition Proposal involving the Company and the Company is permitted to provide such Person with information pursuant to this Section 6.04, the Company will provide to Parent a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Parent a list of, and copies of, the information provided to such Person promptly after its delivery to such Person and promptly provide Parent with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Parent.

(f) Notwithstanding the foregoing, (i) the Board of Directors of the Company shall be permitted to disclose to the shareholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act and (ii) the Board of Directors of the Company may withdraw, modify or amend the recommendation of the Offer, the Merger and this Agreement by the Board of Directors of the Company at any time if, in each case, it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations under applicable Laws.

6.05 Notices of Certain Events; Consultation.

(a) The Company shall, as promptly as reasonably practicable, notify Parent of: (i) any notice or other communication of which the Company has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required to consummate the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Company has Knowledge from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings, including without limitation, any Tax proceedings, commenced or, to the

Knowledge of the Company, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or which relate to the consummation of the transactions contemplated by this Agreement.

(b) Each of Parent and Merger Sub shall, as promptly as reasonably practicable, notify the Company of: (i) any notice or other communication of which Parent has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required to consummate the transactions contemplated by this Agreement; (ii) any notice or other communication of which Parent has Knowledge from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of Parent, threatened in writing which relate to the consummation of the transactions contemplated by this Agreement.

6.06 Merger Sub; Actions by Parent. Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement and to commence the Offer and consummate the Merger on the terms and conditions set forth in this Agreement (including to the extent permitted under the WBCL, in accordance with Section 1104 of the WBCL) as promptly as reasonably practicable following completion of the Offer and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement. Parent shall not, and shall not permit Merger Sub to, take any action that would result in the breach of any representation and warranty of Parent hereunder such that the Company would have the right to terminate this Agreement pursuant to Section 8.01(d).

6.07 Director and Officer Liability. From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, and shall itself indemnify, defend and hold harmless as if it were the Surviving Corporation, in each case, to the fullest extent permitted by Law, the present and former officers, directors and any other employees of the Company or any of its Subsidiaries who have served as benefit plan fiduciaries (each an “Indemnified Party”) of the Company and its Subsidiaries against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Effective Time including amounts paid in settlement or compromise with the approval of Parent (which approval shall not be unreasonably withheld or delayed). Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the WBCL, the Articles of Incorporation or Bylaws of the Company and its Subsidiaries, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof; provided, however, that, any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the WBCL, the Articles of Incorporation or Bylaws of the Company and its Subsidiaries, any other similar organizational documents of the Company and its Subsidiaries, as the case may be, shall be made by independent legal counsel jointly selected by such Indemnified Party and Parent; and provided, further, that, nothing in this Section 6.07 shall impair any rights of any Indemnified Party. Without limiting the generality of the preceding sentence, in the event that any Indemnified Party becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 6.07 after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, to the fullest extent permitted by law, promptly advance to such Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Party is not entitled thereto. For at least six years after the Effective Time, Parent will cause the Surviving Corporation to, and Surviving Corporation will, without any lapse in coverage, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy (each an “Insured Party”) on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that the Surviving Corporation shall not be obligated to expend annual premiums during such period in excess of 300% of the per annum rate of the aggregate annual premium paid by the Company in 2004 for such insurance on the date of this Agreement, provided that, if the annual premium for such insurance shall exceed such 300% in any year, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that, in the event Parent shall, directly or indirectly, sell all or substantially all of the assets or capital stock of the Surviving Corporation, prior to such sale, Parent shall either assume such obligation or cause a Subsidiary of Parent having a net worth substantially equivalent to, or in excess of the net worth of, the Surviving Corporation immediately prior to such sale to assume such obligation. Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney’s fees for one counsel or law firm, incurred by any Person to enforce the obligations of Parent and Surviving Corporation under this Section 6.07. Without limiting the foregoing, Parent and Merger Sub agree that the Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and limitations of liability set forth in the Company’s Articles of Incorporation and Bylaws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company.

6.08 Employee Benefits. Subject to Section 9.08:

(a) During the period commencing on the Acceptance Date and ending on December 31, 2005 (the “Continuation Period”), Parent shall cause the Company (and after the Effective Time, the Surviving Corporation) to maintain, without adverse amendment, each of the Benefit Plans (excluding any equity-based compensation plans or annual incentive compensation plans but including, without limitation, any Benefit Plan that is a severance plan or which provides welfare benefits to former employees) and shall permit the employees and former employees of the Company and its Subsidiaries who participate in such plans immediately prior to the Acceptance Date to continue such participation during the Continuation Period (subject to the terms of the applicable Benefit Plan).

(b) With respect to such welfare or pension benefits provided to Company Employees following the Continuation Period, Parent shall provide that, (i) service accrued by Company Employees during employment with the Company or its Subsidiaries prior to the Acceptance Date shall be recognized for purposes of eligibility to participate in such plans and vesting of benefits under such plans to the extent such Company Employees were participants in the comparable Benefit Plans prior to the Acceptance Date and service was recognized under the comparable Benefit Plans prior to the Acceptance Date and (ii) all pre-existing condition limitations and eligibility waiting periods under any group health plan shall be waived with respect to such Company Employees and their eligible dependents who were participants in comparable Benefit Plans prior to the Acceptance Date; provided, however, that, nothing in this Section 6.08(b) shall require the payment of duplicative benefits.

6.09 Meeting of the Company’s Shareholders. If required by applicable Law in order to consummate the Merger, the Company, acting through its Board of Directors, shall take all action necessary in accordance with the WBCL and its Articles of Incorporation and Bylaws to convene a meeting of the Company’s shareholders (the “Shareholders Meeting”) as promptly as practicable following the purchase of Shares in the Offer. At the Shareholders Meeting, all of the Shares then owned by Parent, Merger Sub or any other subsidiary of Parent shall be voted to approve the Plan of Merger (subject to applicable Law). Unless the Board of Directors has withdrawn or modified its recommendation in accordance with the provisions of Section 6.04, the Board of Directors of the Company shall recommend that the Company’s shareholders vote to approve the Plan of Merger if such vote is sought, shall use its commercially reasonable efforts to solicit from shareholders of the Company proxies in favor of the Plan of Merger if a proxy statement is prepared and sent and shall take all other action in its judgment necessary and appropriate to secure the vote of shareholders required by the WBCL to effect the Merger.

6.10 Proxy Statement. If required under applicable Law, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after Merger Sub purchases Shares pursuant to the Offer, and use all commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that may be required or reasonably requested in connection with any action contemplated by this Section 6.10. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC. The Company shall give Parent and its counsel a reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. The Proxy Statement shall include the recommendation by the Board of Directors of the Company that the Company’s shareholders vote to approve the Merger and this Agreement, unless the Board of Directors of the Company has withdrawn or modified its recommendation in accordance with the provisions of Section 6.04.

6.11 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement.

6.12 Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Offer or the Merger and, except as may be required by fiduciary duties, applicable Law or any listing agreement with the NYSE or Nasdaq, will not issue any such press release or make any such public statement prior to such consultation.

6.13 Defense of Litigation. Notwithstanding anything herein to the contrary, the Company shall not settle or offer to settle any Legal Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any shareholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed. The Company, Parent and Merger Sub shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company, Parent and Merger Sub shall use their respective commercially reasonable efforts to contest and remove, and shall cooperate with one another in contesting and removing, any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

6.14 State Takeover Statutes. If any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Offer, the Merger or the transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall take all commercially reasonable actions to (a) ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute or similar statute or regulation.

6.15 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

6.16 Filings; Other Actions. Parent and the Company shall promptly (but in no event more than five Business Days after the date of this Agreement) make their respective filings under the HSR Act with respect to the Offer and the Merger and shall promptly thereafter make any other required submissions under the HSR Act. Each of Parent and the Company shall bear and pay 50% of the filing fee required to be paid under the HSR Act with respect to the transactions contemplated by this Agreement. In no event shall Parent, Company or any of their respective Subsidiaries be required to agree to commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of its Subsidiaries (including, without limitation, the Surviving Corporation after consummation of the Offer or the Merger) in connection with or as a condition to receiving the consent or approval of any Governmental Entity.

6.17 Professional Services. Foley & Lardner LLP has provided legal services, and will provide legal services in connection with this Agreement and the transactions contemplated herein, to the Company and its Subsidiaries. Parent, Merger Sub, the Company and the Surviving Corporation approve and consent to Foley & Lardner LLP’s representation following the Effective Time of any officers, employees or shareholders of the Company and its Subsidiaries, in their individual capacities or otherwise (collectively, the “Potential Clients”), and each hereby waives any actual or potential conflict of interest that has arisen or may arise as a result of Foley & Lardner LLP’s representation of the Company and its Subsidiaries and any past, present or future provision of legal services by Foley & Lardner LLP to the Potential Clients; provided that, no such consent or waiver shall be deemed given by any of Parent, Merger Sub, the Company or the Surviving Corporation with respect to any matter in which the interests of any Potential Clients of Foley & Lardner LLP are actually or potentially adverse to the interests of Parent, Merger Sub, the Company or the Surviving Corporation (in which event, a consent or waiver may be given or withheld in the sole discretion of Parent, Merger Sub, the Company or the Surviving Corporation).

6.18 Officers’ Certificate. The Company shall deliver to Parent contemporaneously herewith an officers’ certificate, in the form attached hereto.

ARTICLE VII

CONDITIONS TO THE MERGER

7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) if approval of the Plan of Merger by the holders of Shares is required by applicable Law, the Plan of Merger shall have been approved by the requisite vote of the shareholders of the Company in accordance with the WBCL, provided that, Parent and Merger Sub shall have voted all of their Shares in favor of the Plan of Merger;

(b) no provision of any applicable Law or Order of any Governmental Entity of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect (each party agreeing to use its commercially reasonable efforts, including appeals to higher courts, to have any Order lifted);

(c) the conditions set forth in clause (x) of the first paragraph of Annex A shall have been satisfied; and

(d) Merger Sub shall have accepted for purchase and paid for the Shares tendered pursuant to the Offer; provided, that this condition shall be deemed to have been satisfied with respect to the obligation of the Purchaser and Merger Sub to effect the Merger if Merger Sub fails to accept for payment or pay for Shares validly tendered and not withdrawn pursuant to the Offer at a time when all conditions under Annex A have been satisfied.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written consent of the Company and of Parent;

(b) by either the Company or Parent, if the Acceptance Date has not occurred on or before the Initial Outside Date; provided, however, that, the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of the failure to consummate the Offer by such date;

(c) by either the Company or Parent, if there shall be any applicable Law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any Order of a Governmental Entity of competent jurisdiction shall restrain or prohibit the consummation of the Offer or the Merger, and such Order is final and non-appealable;

(d) prior to the Acceptance Date (i) by Parent, if there has been a breach of the representations and warranties or covenants or agreements of the Company contained in this Agreement such that the condition to the Offer set forth in clause (f) of Annex A would not be satisfied, or (ii) by the Company, if Parent shall not have performed in all material respects each agreement and covenant to be performed by it under the Agreement, and in each of clauses (i) and (ii), such breach or failure to perform is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

(e) by Parent prior to the Acceptance Date, if, (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal, (ii) the Company shall have breached in any material respect its obligations under Section 6.04, (iii) following an Acquisition Proposal, the Board of Directors of the Company shall have refused to affirm its approval or recommendation of this Agreement, the Offer or the Merger within three Business Days of any written request from Parent; provided, however, that such three Business Day period shall be extended, if necessary, to allow the Board of Directors of the Company to obtain a fairness opinion from its independent financial advisor that the Offer and the Merger are at such time fair, from a financial point of view, to the Company’s shareholders, (iv) a competing tender or exchange offer constituting an Acquisition Proposal shall have been commenced and the Company shall not have sent holders of the Shares pursuant to Rule 14e-2 promulgated under the

Exchange Act (within ten Business Days after such tender or exchange offer is first published, sent or given (within the meaning of Rule 14e-2)) a statement disclosing that the Board of Directors of the Company recommends rejection of such Acquisition Proposal, (v) the Board of Directors of the Company shall exempt any other Person from the provisions of Section 1141 of the WBCL or (vi) the Company or its Board of Directors publicly announces its intention to do any of the foregoing;

(f) by the Company prior to the Acceptance Date, if the Board of Directors of the Company shall approve a Superior Proposal in accordance with Section 6.04; provided, however, that, the Company may not terminate this Agreement pursuant to this Section 8.01(f) unless (i) the Company’s Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement and (ii) the Company shall simultaneously make the payment required by Section 8.03;

(g) by the Company, if (i) the Offer has not been commenced within ten Business Days following the date of this Agreement (except as a result of any material breach of this Agreement by the Company); provided that, such right of termination shall have been exercised by the Company prior to the commencement of the Offer; or (ii) the Offer shall have terminated or expired without acceptance for payment of Shares validly tendered and not withdrawn pursuant to the Offer at a time when all conditions under Annex A have been satisfied; or

(h) by Parent or the Company, if, as the result of the failure of any of the conditions set forth in Annex A hereto, the Offer shall have terminated or expired in accordance with its terms (including after giving effect to any extensions, if any, pursuant to Section 2.01(c)) without Merger Sub having purchased any Shares pursuant to the Offer; provided, however, that, the right to terminate this Agreement pursuant to this Section 8.01(h) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of such failure.

8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement (but not the Confidentiality Agreement) shall become void and of no effect with no liability on the part of any party (or any shareholder or Representative of such party) to the other party hereto; provided, however, that, notwithstanding the foregoing or anything else in this Agreement to the contrary, the provisions of this Section 8.02, Section 8.03 and Article IX shall survive any termination hereof.

8.03 Fees and Expenses.

(a) Except as otherwise provided in this Section 8.03, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) If this Agreement is terminated pursuant to Sections 8.01(e) or 8.01(f), the Company will pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account designated by Parent the sum of (i) Parent’s Recoverable Expenses (up to a

maximum amount not to exceed $1 million) and (ii) $5 million as promptly as practicable following (but no more than three Business Days following) termination of this Agreement.

(c) If this Agreement is terminated pursuant to Section 8.01(b) and within six months following such termination, the Company or any of its Subsidiaries (A) consummates an Acquisition Proposal (other than the sale of the equity interests or assets of a Subsidiary of the Company other than Total Logistic Control, LLC or any of its Subsidiaries or a capital raising transaction by the Company in the form of an underwritten public offering) or (B) enters into any agreement in principle or contract providing for the implementation of an Acquisition Proposal (other than the sale of the equity interests or assets of a Subsidiary of the Company other than Total Logistic Control, LLC or any of its Subsidiaries or a capital raising transaction by the Company in the form of an underwritten public offering), and shall consummate (whether before or after the end of such six-month period) such Acquisition Proposal, the Company will pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account designated by Parent the sum of (x) Parent’s Recoverable Expenses (up to a maximum amount not to exceed $1 million) as promptly as practicable following (but no more than three Business Days following) termination of this Agreement, and (y) $5 million as promptly as practicable following (but no more than three Business Days following) the occurrence of the last of the events specified in subclauses (A) or (B) above.

(d) If this Agreement is terminated pursuant to Section 8.01(g), then Parent will pay, or cause to be paid, to the Company by wire transfer of immediately available funds to an account designated by the Company the sum of (i) the Company’s Recoverable Expenses (up to a maximum amount not to exceed $1 million and (ii) $5 million, as promptly as practicable following (but no more than three Business Days following) termination of this Agreement.

(e) The parties acknowledge that the agreements contained in Section 8.03(b), (c) and (d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and the Company would not have entered into this Agreement. Accordingly, if (i) the Company fails to pay promptly any amounts due pursuant to Section 8.03(b) or (c), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee or expense reimbursement set forth in Section 8.03(b) or (c), the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, or (ii) Parent fails to pay promptly any amounts due pursuant to Section 8.03(d) and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee or expense reimbursement set forth in Section 8.03(d), Parent shall pay to the Company its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, in the case of either clause (i) or (ii) above, together with interest from the date of termination of this Agreement on the amounts so owed at the prime rate of Chase Manhattan Bank per annum in effect from time to time during such period, plus 2%.

ARTICLE IX

MISCELLANEOUS

9.01 Notices. All notices, demands, requests and other communications to be given or delivered under or by reason of the provisions of this Agreement to any party hereunder shall be in writing and shall be given, if to Parent or Merger Sub, to:

SUPERVALU INC.

11840 Valley View Road

Eden Prairie, MN 55344

Attention: Corporate Secretary

with a required copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

50 South Sixth Street

Minneapolis, Minnesota 55402

Attention: Robert A. Rosenbaum, Esq.

if to the Company, to:

Total Logistics, Inc.

700 N. Water Street, Suite 1200

Milwaukee, Wisconsin 53202

Attention: William T. Donovan

  President and Chief Executive Officer

with a required copy (which shall not constitute notice) to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Suite 3800

Milwaukee, Wisconsin 53202

Attention: Benjamin F. Garmer III

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices, demands and other communications will be deemed to have been given (i) when delivered, if personally delivered by hand (with written confirmation of receipt), (ii) when received, if sent by a nationally recognized overnight courier service (receipt requested), or (iii) five Business Days after being mailed, if sent by first class mail, return receipt requested.

9.02 Non-Survival of Representations and Warranties; Survival of Agreements. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 9.02 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

9.03 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment and (ii) after the approval of the Plan of Merger by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders and each party’s Board of Directors, alter or change (x) the amount or kind of consideration to be received by such shareholders in the Merger, (y) any term of the Articles of Incorporation of the Surviving Corporation or (z) any of the terms or conditions of this Agreement, if such alteration or change would adversely affect the holders of any shares of capital stock of the Company then outstanding. Notwithstanding any provision of this Section 9.03(a) to the contrary, no provision of this Agreement may be waived by the Company or amended following the purchase by Parent or Merger Sub of Shares pursuant to the Offer unless such amendment or waiver is approved by the affirmative vote of a majority of the Independent Directors.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

9.05 Governing Law. EXCEPT TO THE EXTENT THAT THE WBCL MUST GOVERN THE TERMS OF THE MERGER, THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

9.06 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the state courts of the State of Delaware or the United States District Court for the District of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 9.01, such service to become effective ten days after such mailing.

9.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

9.08 Entire Agreement; No Third Party Beneficiary. This Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof, including without limitation, Section 6.08, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except for the provisions of Section 6.07, which are intended for the benefit of the Indemnified Parties or Insured Parties, their heirs and their representatives.

9.09 Headings. The table of contents and headings contained in this Agreement and the Company Disclosure Letter are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.12 Limitations on Warranties.

(a) Except for the representations and warranties contained in this Agreement, the Company Disclosure Letter and any agreements or certificates delivered pursuant to this Agreement, the Company makes no other express or implied representation or warranty to Parent or Merger Sub. Parent and Merger Sub each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in this Agreement, the Company Disclosure Letter or any agreements or certificates delivered pursuant to this Agreement.

(b) Except for the representations and warranties contained in this Agreement and any agreements or certificates delivered pursuant to this Agreement, Parent and Merger Sub make no other express or implied representation or warranty to the Company. The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Merger Sub other than the representations and warranties of Parent and Merger Sub set forth in this Agreement or any agreements or certificates delivered pursuant to this Agreement.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

TOTAL LOGISTICS, INC.

By:	/s/ William T. Donovan
Name: William T. Donovan
Title: Chief Executive Officer

and

By:	/s/ John Buono
Name: John Buono
Title: Chief Financial Officer

SUPERVALU INC.

By:	/s/ David L. Boehnen
Name: David L. Boehnen
Title: Executive Vice President

TITAN ACQUISITION CORP.

By:	/s/ David L. Boehnen
Name: David L. Boehnen
Title: Executive Vice President

ANNEX A

Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares, may postpone the acceptance for payment of Shares tendered pursuant to the Offer, and may terminate the Offer (in each case in accordance with the Agreement), if (w) the Minimum Condition (as defined below) shall not have been satisfied by the expiration date of the Offer, (x) any applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated by the expiration date of the Offer, or (y) if any of the following conditions shall occur and be continuing as of any scheduled expiration date of the Offer:

(a) there shall be enacted, entered, enforced, promulgated or, pursuant to an authoritative interpretation by or on behalf of a Governmental Entity, deemed applicable to the Offer or the Merger any Law or Order, other than the routine application of waiting period provisions of the HSR Act, that (i) makes illegal, seeks material damages or otherwise restrains or prohibits the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or Merger Sub or the consummation of the Merger, (ii) restrains or prohibits Parent’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any portion of the business or assets of the Company and its Subsidiaries or of Parent and its Subsidiaries, (iii) imposes limitations on the ability of Parent, Merger Sub or any of Parent’s other Subsidiaries or Affiliates effectively to exercise full rights of ownership with respect to the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Sub or any of Parent’s other Subsidiaries or Affiliates on all matters properly presented to the Company’s shareholders, (iv) requires divestiture by Parent, Merger Sub or any of Parent’s other Subsidiaries or Affiliates of any Shares, or (v) compels Parent or any of its Subsidiaries and/or the Company or any of its Subsidiaries to dispose of or hold separate any portion of (A) the business, assets or properties of the Company and its Subsidiaries, taken as a whole, or (B) the business, assets or properties of Parent and its Subsidiaries, taken as a whole;

(b) there shall be threatened, instituted or pending any action or proceeding by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or Merger Sub or the consummation of the Merger, or (ii) that has or would be reasonably likely to have any of the consequences referred to in paragraph (a) above; or

(c) there shall have occurred and continue to exist a Company Material Adverse Effect; or

(d) there shall have occurred and continue to exist an Adverse Market Change; or

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(e) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent (including by amendment of the Schedule 14D-9), its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing); or

(f) (i) any of the representations and warranties of the Company contained in this Agreement shall not be true and correct as of the date of this Agreement and as of such later date, other than such representations and warranties that are made as of a specified date, which representations and warranties shall not be true and correct as of such date, except where the failure or failures, individually or in the aggregate, of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect (provided, that, for purposes of this clause (i), any breaches of any representations or warranties of the Company that are not otherwise subject to materiality or Company Material Adverse Effect qualifiers shall be disregarded unless such breaches are material) or (ii) the Company shall not have performed or complied with any material agreement or covenant to be performed or complied with by it under the Agreement; or

(g) this Agreement shall have been terminated in accordance with its terms.

For purposes of this Agreement, the term “Minimum Condition” means that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would constitute more than 75% of the voting power (determined on a fully diluted basis) on the date of purchase of all the securities of the Company entitled to vote in the election of directors or in a merger.

The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Merger Sub and may, except as provided otherwise in Section 2.01(a) of the Agreement, be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

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